Exhibit 99.2

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	4:00 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Announces 17% Increase in Per Share Results

Richmond, VA, May 21, 2009 / PRNEWSWIRE

FISCAL YEAR 2009 HIGHLIGHTS

Diluted earnings per share up 17%, to $4.32 per share versus $3.70 per share last year.

Revenues up 19% to $2.6 billion on higher volumes and higher prices.

Operating income up 10% to $210 million, despite $50 million in currency losses this year.

Restructuring costs last year of $12.9 million.

FISCAL YEAR 2009 FOURTH QUARTER HIGHLIGHTS

Diluted earnings per share more than doubled to $0.48 compared to $0.23 last year.

Revenues up 21% to $564 million.

Operating income nearly triples to $23 million.

Restructuring costs last year of 9.6 million.

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced strong results for the fiscal year that ended on March 31, 2009. Diluted earnings per share were $4.32, up nearly 17% from last year’s $3.70 per diluted share, reflecting volume increases and improved margins in most regions, along with share repurchases. The benefits of those factors were partially offset by significant foreign currency related losses. Net income for fiscal year 2009 was $131.7 million, compared to $119.2 million last year. Performance for the prior fiscal year was reduced by restructuring charges of $12.9 million ($0.25 per diluted share after taxes) from employee separation costs related to rationalizing operations in or associated with Africa and Canada, as well as pension curtailment charges related to benefit plan design. Revenues for the latest fiscal year were $2.6 billion, which represented a 19% increase compared to last year. The increase in revenues was primarily caused by increased leaf prices, as higher costs related to both farmer prices and the then weak U.S. dollar were included in product pricing. Volumes shipped also increased as African burley crops recovered from the weather-reduced levels of fiscal year 2008. In addition, trading volumes improved in North America and Asia.

— M O R E —

Universal Corporation

For the fourth fiscal quarter, net income was $15.8 million, or $0.48 per diluted share, compared to $9.9 million, or $0.23 per diluted share, in the same period last year. In fiscal year 2008, fourth quarter results were reduced by restructuring charges of $9.6 million ($0.21 per diluted share after taxes), related to employee separation costs and pension curtailment charges. Revenues were $564 million, up 21% from the $467 million reported in the same quarter last year. Much of the revenue increase was due to increased volumes in North and South America this year, but customer pricing was also higher, reflecting increased costs.

The leaf cost increases seen in most regions during fiscal year 2009 were related to increased farmer pricing earlier in the year when crops were purchased and reflected competition from commodity crops and higher prices for fertilizer and other agronomic input materials. Those cost increases contributed to higher customer pricing. Universal also experienced significant remeasurement losses related to the rapid strengthening of the U.S. dollar compared to most currencies in tobacco sourcing markets, especially in Brazil. At certain points in the crop financing cycle, Universal has larger net monetary asset exposures, and most of the currency rate changes took place during that time. For fiscal year 2009, currency related losses totaled $50 million, while fiscal year 2008 included currency related gains of $30 million. The $80 million unfavorable year-to-year currency-related change, most of which was in Brazil, is reflected in selling, general, and administration expense and caused the large increase in that line item.

Mr. Freeman noted, “We are extremely pleased with the results of our operations this year. Setting aside significant currency effects, we produced improved results in almost every operation of our business. It was gratifying to see the improvements in our African results after several long, lean years while we worked to wind down our unprofitable growing projects. Teamwork and execution by our African management team and their counterparts in our corporate organization have been impressive. The currency effects in this extraordinary economic climate were dramatic, as the U.S. dollar strengthened by 44% over a six-month period against the local currency in Brazil, our single largest origin. We absorbed those costs, and with our strong operations and our financial discipline, we closed the year with an overall improvement in earnings and a strong financial position.

“Looking ahead, we have several observations and initiatives. In our major origins, we project somewhat smaller crops to be marketed in Brazil in fiscal year 2010, which should keep flue-cured markets in relative balance. However, filler grades of burley now face oversupply after the fiscal year 2008 shortages. The crops that were marketed in fiscal year 2009 did much to alleviate those shortages, and the current crops are extremely large, especially in Malawi, where production exceeds demand. It is likely that there will be a considerable amount of excess filler style burley tobacco in fiscal year 2010. The global economic situation continues to be unpredictable with volatility continuing in oil prices, currency rates and capital availability. In light of that volatility, we will continue to manage our financial resources conservatively. We also recognize the need to continually improve our operations. We plan to work to create new efficiencies, including the consolidation of our U.S. dark tobacco processing in Pennsylvania and the upgrade of our facility there. We will also continue to work with our farmers and our customers toward security of supply for our customers and stability of markets for our farmers. Our management team is agile and focused firmly on our business – the business of providing our customers with quality leaf tobacco that meets their needs.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:

For the fiscal year ended March 31, 2009, segment operating income for the flue-cured and burley operations was up 6% compared to last year, to nearly $190 million, which is the highest level this group has

— M O R E —

Universal Corporation

reported in the last five years. The increase was primarily related to improved volumes and margins. Revenues for those operations increased by over $440 million, to $2.3 billion. The North American segment reported operating income of $48 million, up nearly 40% from the prior year. The increase was attributable primarily to increased volumes from both core operations and sales of old crop tobacco as well as improved margins. Those factors also generated a 24% increase in revenues. Revenues for the Other Regions segment also grew by 24% to $1.8 billion. However, operating income fell by 2%, as significant improvements in African operations were offset by the effects of the currency losses, primarily in South America. After experiencing extremely short burley crops in fiscal year 2008, African operations improved as volumes grew, and customer pricing increased, covering the effects of higher farm prices. These two factors caused margins to return to more normal levels. Comparative performance in Africa also benefited from reduced provisions and write downs related to farmer receivables as well as last year’s $8 million one-time charge in Malawi. Although South American volumes were down, performance was relatively flat before recognition of about $40 million in exchange and remeasurement losses related to the rapid strengthening of the U.S. dollar. Those losses, compared to gains in fiscal year 2008, were responsible for a $60 million decline in South American earnings. Results for Europe improved on higher volumes, due to shipment timing and to increased demand for tobacco sheet. Results in Asia were slightly lower, reflecting reduced availability of trading volumes.

For the fourth fiscal quarter, segment operating income for our flue-cured and burley tobacco operations increased by nearly 19% to $13.9 million. The increase was in large measure caused by a 30% improvement in performance of our North America segment. Although operating margins were down slightly for the North America group, volumes were higher, reflecting both increased current crop orders and sales of old crop tobaccos this year. Revenues for this group increased by more than 33%, primarily related to volumes. Segment operating income for the Other Regions operations was down about $2.6 million for the quarter. Last year’s results were increased by a gain on the sale of surplus timberland and the reduction of a valuation allowance on Brazilian VAT tax. Those two items increased South American results by $14 million last year and were not repeated in the fourth quarter this year. African results were higher this year primarily because of an $8 million one-time charge accrued last year in Malawi. Although African volumes improved in this year’s quarter with larger crops, most of the benefit was offset by currency remeasurement losses related to farmer advances and VAT receivables. Asia’s results for the quarter improved in comparison to last year on higher volumes from trading and from shipment timing. Results from European operations were flat. Revenues for Other Regions increased by 16% to $278 million mainly due to increased pricing, which reflected higher leaf costs.

OTHER TOBACCO OPERATIONS:

In the Other Tobacco Operations segment, fiscal year 2009 operating income was $42 million, an increase of 5% over last year on an 11% reduction in revenues. Earnings improved on higher volumes from early shipments of dark tobacco in anticipation of the enactment of U.S. excise tax increases, some price increases related to higher costs, and higher volumes in the oriental tobacco joint venture. Those factors also benefitted revenues but were offset by last year’s winding down of some just-in-time customer service business that was absorbed by the various regional operations. For the fourth fiscal quarter, operating income was $17 million, up sharply from last year’s $10 million performance, on revenues of $133 million. The improvement in results was due to the early shipments of dark tobacco as well as prior year currency losses in the oriental tobacco joint venture.

— M O R E —

Universal Corporation

OTHER ITEMS:

Interest income for the year decreased by $14.9 million to $2.3 million on lower average balances invested combined with significantly lower interest rates. Interest expense declined by $6.3 million to $35.6 million due to the full year impact of debt reduction completed in fiscal year 2008.

The consolidated effective income tax rates for the three and twelve months ended March 31, 2009, were approximately 50% and 33%, respectively. The rate for the quarter is substantially higher than the 35% U.S. marginal corporate tax rate due to additional tax expense related to an uncertain tax position and to an adjustment related to the Company’s share of foreign taxes of one of the businesses sold during fiscal year 2007. The change is based on tax returns recently filed by that group after the sale.

Additional information

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2008. The Company expects to file its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, with the Securities and Exchange Commission on or before June 1, 2009.

At 5:00 p.m. (Eastern Time) today, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available until August 3, 2009, by dialing (800) 642-1687. The confirmation number to access the replay is 10770143.

Headquartered in Richmond, Virginia, Universal Corporation is the world's leading tobacco merchant and processor and conducts business in more than 30 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2009, were $2.6 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

— M O R E —

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$563,638	$467,181	$2,554,659	$2,145,822

Costs and expenses
Cost of goods sold	468,442	390,972	2,035,318	1,715,724
Selling, general and administrative expenses	72,058	60,125	309,409	225,670
Restructuring	—	9,611	—	12,915

Operating income	23,138	6,473	209,932	191,513
Equity in pretax earnings of unconsolidated affiliates	7,751	6,269	20,543	13,500
Interest income	743	3,861	2,305	17,178
Interest expense	6,417	9,634	35,631	41,908

Income before income taxes and other items	25,215	6,969	197,149	180,283
Income taxes	12,554	862	64,588	63,799
Minority interests, net of income taxes	(3,101)	(3,791)	822	(2,817)

Income from continuing operations	15,762	9,898	131,739	119,301

Loss from discontinued operations, net of income taxes	—	—	—	(145)

Net income	15,762	9,898	131,739	119,156

Dividends on convertible perpetual preferred stock	(3,713)	(3,713)	(14,850)	(14,850)

Earnings available to common shareholders	$12,049	$6,185	$116,889	$104,306

Earnings (loss) per common share:
Basic:
From continuing operations	$0.48	$0.23	$4.57	$3.83
From discontinued operations	—	—	—	(0.01)

Net income	$0.48	$0.23	$4.57	$3.82

Diluted:
From continuing operations	$0.48	$0.23	$4.32	$3.71
From discontinued operations	—	—	—	(0.01)

Net income	$0.48	$0.23	$4.32	$3.70

See accompanying notes.

— M O R E —

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	March 31, 2009	March 31, 2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$212,626	$186,070
Short-term investments	—	58,889
Accounts receivable, net	263,383	231,107
Advances to suppliers, net	214,282	202,025
Accounts receivable - unconsolidated affiliates	20,371	43,718
Inventories - at lower of cost or market:
Tobacco	586,136	602,945
Other	60,712	42,562
Prepaid income taxes	13,181	17,696
Deferred income taxes	68,264	22,737
Other current assets	64,964	61,960

Total current assets	1,503,919	1,469,709

Property, plant and equipment
Land	15,773	16,460
Buildings	251,875	254,737
Machinery and equipment	492,214	519,695

	759,862	790,892
Less accumulated depreciation	(447,575)	(456,059)

	312,287	334,833

Other assets
Goodwill and other intangibles	106,097	106,647
Investments in unconsolidated affiliates	103,987	116,185
Deferred income taxes	17,376	49,632
Other noncurrent assets	94,510	109,755

	321,970	382,219

Total assets	$2,138,176	$2,186,761

See accompanying notes.

— M O R E —

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	March 31, 2009	March 31, 2008
	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$168,608	$126,229
Accounts payable and accrued expenses	236,837	249,005
Accounts payable—unconsolidated affiliates	19,191	10,343
Customer advances and deposits	14,162	21,030
Accrued compensation	24,710	25,484
Income taxes payable	6,867	8,886
Current portion of long-term obligations	79,500	—

Total current liabilities	549,875	440,977

Long-term obligations	331,808	402,942
Pensions and other postretirement benefits	91,248	88,278
Other long-term liabilities	79,159	98,956
Deferred income taxes	52,842	36,795

Total liabilities	1,104,932	1,067,948

Minority interests	3,771	3,182

Shareholders’ equity
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 219,999 shares issued and outstanding (219,999 at March 31, 2008)	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 24,999,127 shares issued and outstanding (27,162,150 at March 31, 2008)	194,037	206,436
Retained earnings	686,960	711,655
Accumulated other comprehensive loss	(64,547)	(15,483)

Total shareholders’ equity	1,029,473	1,115,631

Total liabilities and shareholders’ equity .	$2,138,176	$2,186,761

See accompanying notes.

— M O R E —

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Fiscal Year Ended March 31,
	2009	2008
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
Net income	$131,739	$119,156
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Net loss from discontinued operations	—	145
Depreciation	40,761	41,383
Amortization	1,029	1,857
Provisions for losses on advances and guaranteed loans to suppliers	26,908	22,323
Currency remeasurement (gain) loss, net	45,987	(15,168)
Restructuring costs	—	12,915
Other, net	22,896	22,761
Changes in operating assets and liabilities, net	(170,254)	(114,800)

Net cash provided by operating activities of continuing operations	99,066	90,572

CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS:
Purchase of property, plant and equipment	(35,656)	(27,704)
Purchase of short-term investments	(9,658)	(58,889)
Maturities and sales of short-term investments	68,848	—
Proceeds from sale of businesses, less cash of businesses sold	—	26,556
Proceeds from sale of property, plant, and equipment	15,084	23,206
Other, net	3,500	12,846

Net cash provided (used) by investing activities of continuing operations	42,118	(23,985)

CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS:
Issuance (repayment) of short-term debt, net	59,934	(19,957)
Repayment of long-term debt	—	(164,000)
Issuance of common stock	37	24,372
Repurchase of common stock	(111,073)	(16,700)
Dividends paid on convertible perpetual preferred stock	(14,850)	(14,850)
Dividends paid on common stock	(45,938)	(48,602)
Other	(104)	(981)

Net cash used by financing activities of continuing operations	(111,994)	(240,718)

Net cash provided (used) by continuing operations	29,190	(174,131)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities of discontinued operations	—	6,495
Net cash used by investing activities of discontinued operations	—	(17)
Net cash used by financing activities of discontinued operations	—	(4,957)

Net cash provided by discontinued operations	—	1,521

Effect of exchange rate changes on cash	(2,634)	205

Net increase (decrease) in cash and cash equivalents	26,556	(172,405)
Cash and cash equivalents of continuing operations at beginning of year	186,070	358,236
Cash and cash equivalents of discontinued operations at beginning of year	—	239
Less: Cash and cash equivalents of discontinued operations at end of year	—	—

Cash and cash equivalents at end of year	$212,626	$186,070

See accompanying notes.

— M O R E —

Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the world’s leading leaf tobacco merchant and processor. The Company completed the sale of its non-tobacco businesses in fiscal year 2008. The non-tobacco operations are reported as discontinued operations for all applicable periods in the accompanying financial statements.

Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008. The Company expects to file its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, on or before June 1, 2009.

NOTE 2. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At March 31, 2009, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $104 million. About 60% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks. Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to third-party banks could result in a liability for the subsidiary under the related guarantee; however, in that case, the subsidiary would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make as of March 31, 2009, was the face amount, $104 million ($165 million as of March 31, 2008), including accrued interest. The fair value liability recorded for the guarantees was approximately $35.2 million and $36.5 million at March 31, 2009 and 2008, respectively. In addition to these guarantees, the Company has other contingent liabilities totaling approximately $53 million, primarily related to a bank guarantee that bonds an appeal of a 2006 fine in the European Union.

Various subsidiaries of the Company are involved in litigation incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

— M O R E —

Universal Corporation

NOTE 3. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the three months and fiscal years ended March 31, 2009 and 2008.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2009	2008	2009	2008
(In thousands, except per share data)

Basic Earnings Per Share
Numerator for basic earnings (loss) per share
From continuing operations:
Income from continuing operations	$15,762	$9,898	$131,739	$119,301
Less: Dividends on convertible perpetual preferred stock	(3,713)	(3,713)	(14,850)	(14,850)

Earnings available to common shareholders from continuing operations	12,049	6,185	116,889	104,451

From discontinued operations:
Loss available to common shareholders from discontinued operations	—	—	—	(145)

Net income available to common shareholders	$12,049	$6,185	$116,889	$104,306

Denominator for basic earnings (loss) per share
Weighted average shares outstanding	24,991	27,196	25,570	27,263

Basic earnings (loss) per share:
From continuing operations	$0.48	$0.23	$4.57	$3.83
From discontinued operations	—	—	—	(0.01)

Net income per share	$0.48	$0.23	$4.57	$3.82

Diluted Earnings Per Share
Numerator for diluted earnings (loss) per share

From continuing operations:
Earnings available to common shareholders from continuing operations	$12,049	$6,185	$116,889	$104,451
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	—	—	14,850	14,850

Earnings available to common shareholders from continuing operations for calculation of diluted earnings per share	12,049	6,185	131,739	119,301
From discontinued operations:
Loss available to common shareholders from discontinued operations	—	—	—	(145)

Net income available to common shareholders	$12,049	$6,185	$131,739	$119,156

Denominator for diluted earnings (loss) per share:
Weighted average shares outstanding	24,991	27,196	25,570	27,263

Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	—	—	4,718	4,711
Employee share-based awards	122	204	178	212

Denominator for diluted earnings (loss) per share	25,113	27,400	30,466	32,186

Diluted earnings (loss) per share:
From continuing operations	$0.48	$0.23	$4.32	$3.71

From discontinued operations	—	—	—	(0.01)

Net income per share	$0.48	$0.23	$4.32	$3.70

— M O R E —

Universal Corporation

NOTE 4. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2009	2008	2009	2008
(in thousands of dollars)

SALES AND OTHER OPERATING REVENUES

Flue-cured and burley leaf tobacco operations:
North America	$152,627	$114,166	$416,899	$336,170
Other regions (1)	278,131	238,956	1,848,430	1,485,304

Subtotal	430,758	353,122	2,265,329	1,821,474
Other tobacco operations (2)	132,880	114,059	289,330	324,348

Consolidated sales and other operating revenues	$563,638	$467,181	$2,554,659	$2,145,822

OPERATING INCOME (LOSS)

Flue-cured and burley leaf tobacco operations:
North America	$20,792	$16,015	$48,010	$34,379
Other regions (1)	(6,909)	(4,339)	140,476	143,589

Subtotal	13,883	11,676	188,486	177,968
Other tobacco operations (2)	17,006	10,677	41,989	39,960

Segment operating income	30,889	22,353	230,475	217,928

Less:
Equity in pretax earnings of unconsolidated affiliates (3)	7,751	6,269	20,543	13,500
Restructuring and impairment costs (4)	—	9,611	—	12,915

Consolidated operating income	$23,138	$6,473	$209,932	$191,513

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)	Includes Dark Air-Cured, Special Services and Oriental, as well as inter-company eliminations. Oriental does not contribute significantly to the reported amounts for sales and other operating revenues because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.
(3)	Item is included in segment operating income, but not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.

###